FOR IMMEDIATE RELEASE
Contact:
James D. Moll
President and Chief Executive Officer
Wells Financial Corp.
(507) 553-3151

WELLS FINANCIAL CORP. COMPLETES STOCK OFFERING AND ACQUISITION
OF ST. JAMES FEDERAL SAVINGS AND LOAN ASSOCIATION

Wells Minnesota, July 16, 2015 — Wells Financial Corp. (“Wells”) (OTCQB: “WEFP”), the holding company for Wells Federal Bank, announced today that it has completed its acquisition of St. James Federal Savings and Loan Association (“St. James”) in a conversion merger transaction, effective July 16, 2015, and the related stock offering of Wells.

As a result of the conversion merger, St. James converted from a federally-chartered mutual savings association to a federally-chartered stock savings association and immediately merged with and into Wells Federal Bank, the surviving entity in the merger conversion. Wells sold 78,736 shares of common stock at a price of $27.36 per share to depositor and borrower members of St. James, to the Employee Stock Ownership Plan and stockholders of Wells, and to members of the general public in a concurrent subscription offering and community offering. Gross offering proceeds totaled approximately $2.15 million. As a result of the stock offering, Wells had 814,758 shares of common stock issued and outstanding as of the close of business on July 16, 2015. St. James’ sole office, located in St. James, Minnesota, has become a branch office of Wells Federal Bank.

Advisors to Transaction

Sterne, Agee & Leach, Inc. assisted Wells on a best efforts basis, in selling its common stock in the subscription offering and community offering. Jones Walker LLP, Washington, D.C., served as legal counsel to Wells. Lindquist & Vennum LLP, Minneapolis, Minnesota, served as legal counsel to St. James. Certain legal matters were passed upon for Sterne, Agee & Leach, Inc. by Vedder Price P.C., Chicago, Illinois. McAuliffe Financial, LLC, prepared the appraisal of the estimated market value of St. James.

About Wells Financial Corp.

Wells Financial Corp. is the bank holding company for Wells Federal Bank, a Minnesota-chartered, FDIC-insured bank. Wells Federal Bank, originally chartered in 1934, operates from nine full-service offices in Faribault, Blue Earth, Martin, Nicollet, Freeborn, Steele and Watonwan Counties, Minnesota.

Wells’ common stock is traded in the OTCQB under the symbol “WEFP”. The shares of common stock of Wells are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

# # #